Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: April 28, 2022

Catalyst Bancorp, Inc. Announces 2022 First Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for St Landry Homestead Federal Savings Bank (the “Bank”) (www.stlandryhomestead.com), reported financial results for the first quarter of 2022. For the quarter, the Company reported a net loss of $131,000, compared to net income of $83,000 for the fourth quarter of 2021.

“We’ve assembled a skilled and passionate team of bankers to transform our business plan to focus on serving as key catalysts for economic growth in our communities,” said Joe Zanco, President and Chief Executive Officer of the Company and the Bank. “We are deeply committed to helping local businesses grow so that, together, we can add jobs across our region. While our investments in our team, technology and re-branding weigh on our current financial performance, those investments will propel our growth in the coming years.”

“If you want to grow your business and desire exceptional service, come see us,” Zanco continued.  “We have the technology you need, and pride ourselves on going above and beyond for you. We’d love to earn your trust.”

Loans and Credit Quality

Loans receivable totaled $132.0 million at March 31, 2022, up $161,000 from December 31, 2021. Small Business Administration Paycheck Protection Program (“PPP”) loan pay-offs totaled $1.9 million during the first quarter of 2022. At March 31, 2022, the total unpaid principal balance of PPP loans, included in commercial and industrial loans, totaled $841,000, compared to $2.8 million at December 31, 2021.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	3/31/2022	12/31/2021	Increase (Decrease)
Real estate loans
One- to four-family residential	$87,144	$87,303	$(159)	-%
Commercial real estate	22,611	23,112	(501)	(2)
Construction and land	4,739	4,079	660	16
Multi-family residential	3,367	4,589	(1,222)	(27)
Total real estate loans	117,861	119,083	(1,222)	(1)
Other loans
Commercial and industrial	10,119	8,374	1,745	21
Consumer	4,023	4,385	(362)	(8)
Total other loans	14,142	12,759	1,383	11
Total loans	$132,003	$131,842	$161	-%

Non-performing assets (“NPAs”) totaled $1.6 million at March 31, 2022, up $358,000, or 29%, compared to $1.2 million at December 31, 2021. The ratio of NPAs to total assets was 0.55% at March 31, 2022, compared to 0.43% at December 31, 2021. Nonperforming loans (“NPLs”) totaled $1.3 million at March 31, 2022, up $378,000 or 42%, compared to December 31, 2021. The ratio of NPLs to total loans was 0.96% at March 31, 2022, compared to 0.68% at December 31, 2021. The increase in NPAs and NPLs was primarily due to an increase in non-accruing one- to four-family residential mortgage loans. The Company recorded net loan charge-offs of $32,000 during the first quarter of 2022, compared to net loan recoveries of $4,000 for the fourth quarter of 2021.

The ratio of the allowance for loan losses to total loans was 1.65% at March 31, 2022, compared to 1.73% at December 31, 2021. The decline in the ratio of the allowance for loan losses to total loans primarily reflects continued improvement in our assessment of the impact of the COVID-19 pandemic on our borrowers.  The Company recorded a reversal to the allowance for loan losses of $71,000 during the first quarter of 2022.

Investment Securities

Total investment securities were $98.1 million at March 31, 2022, down $3.7 million, or 4%, from December 31, 2021. Net unrealized losses on securities available-for-sale totaled $5.7 million at March 31, 2022, compared to $864,000 at December 31, 2021. The increase in unrealized losses on available-for-sale securities related principally to increases in market interest rates for similar securities. For the first quarter of 2022, the average yield on the investment securities portfolio was 1.31%, up 7 basis points from the fourth quarter of 2021.

The following table sets forth the composition of the Company’s investment securities portfolio as of the dates indicated.

(Dollars in thousands)	3/31/2022	12/31/2021	Increase (Decrease)
Available-for-sale, at fair value
Mortgage-backed securities	$70,149	$74,663	$(4,514)	(6)%
U. S. government and agency obligations	10,380	9,237	1,143	12
Municipal obligations	4,120	4,439	(319)	(7)
Total available-for-sale, at fair value	84,649	88,339	(3,690)	(4)
Held-to-maturity
U. S. government and agency obligations	13,016	13,019	(3)	-
Municipal obligations	476	479	(3)	(1)
Total held-to-maturity	13,492	13,498	(6)	-
Total investment securities	$98,141	$101,837	$(3,696)	(4)%

Deposits

Total deposits were $183.1 million at March 31, 2022, up $6.3 million, or 4%, from December 31, 2021, primarily due to increases in NOW accounts (up $3.6 million, or 10%) and demand deposits (up $2.8 million, or 9%).

The following table sets forth the composition of the Bank’s deposits as of the dates indicated.

(Dollars in thousands)	3/31/2022	12/31/2021	Increase (Decrease)
Demand deposits	$33,056	$30,299	$2,757	9%
NOW	37,916	34,357	3,559	10
Money market	19,358	18,878	480	3
Savings	27,215	26,698	517	2
Certificates of deposit	65,539	66,563	(1,024)	(2)
Total deposits	$183,084	$176,795	$6,289	4%

Net Interest Income

Net interest income for the first quarter of 2022 was $1.8 million, up $44,000, or 3%, from the fourth quarter of 2021 primarily due to an increase in interest income from investment securities (up $89,000, or 37%) and a decrease in interest expense on deposits (down $17,000, or 16%). The impact of the change in income from investment securities and interest expense on deposits was partially offset by a decrease in interest income on loans (down $58,000, or 4%).

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	3/31/2022			12/31/2021
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$130,755	$1,563	4.85%	$137,190	$1,621	4.69%
Investment securities(TE)	101,348	329	1.31	78,455	240	1.24
Other interest earning assets	39,605	19	0.20	58,706	23	0.15
Total interest-earning assets(TE)	$271,708	$1,911	2.85%	$274,351	$1,884	2.73%
INTEREST-BEARING LIABILITIES
NOW, money market and savings accounts	$81,885	$24	0.12%	$78,822	$24	0.12%
Certificates of deposit	65,939	68	0.42	67,798	85	0.49
Total interest-bearing deposits	147,824	92	0.25	146,620	109	0.29
FHLB advances	9,034	68	3.02	8,989	68	3.03
Total interest-bearing liabilities	$156,858	$160	0.41%	$155,609	$177	0.45%
Net interest-earning assets	$114,850			$118,742
Net interest income; average interest rate spread(TE)		$1,751	2.44%		$1,707	2.28%
Net interest margin(TE)(2)			2.61%			2.48%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the first quarter of 2022 was $197,000, down $27,000, or 12%, from the fourth quarter of 2021 primarily due to a decline in income from service charges on deposits accounts.

Non-interest Expense

Non-interest expense for the first quarter of 2022 totaled $2.2 million, down $12,000, or 1%, compared to the fourth quarter of 2021. Declines across most non-interest expense items were largely offset by increases in franchise and shares tax expense and advertising and marketing expense.

Salaries and employee benefits expense totaled $1.3 million for the first quarter of 2022, down $39,000 from the fourth quarter of 2021 primarily due to the absence of severance costs and fewer working days in the first quarter of 2022, partially offset by additional expenses related to our benefit plans.

Advertising and marketing expense totaled $42,000 for the first quarter of 2022, up $34,000 from the fourth quarter of 2021 primarily due to the costs incurred for the planned re-branding of the Bank.

Franchise and shares tax expense totaled $58,000 for the first quarter of 2022. During the fourth quarter of 2021, the Bank converted from the mutual to the stock-form of ownership and established Catalyst Bancorp, Inc. as its holding company. As a result, the Company became subject to franchise tax and the Bank became subject to shares tax for 2022.

About St. Landry Homestead Federal Savings Bank

Founded in 1922, St. Landry Homestead Federal Savings Bank, is a federally chartered savings bank that serves the banking needs of customers in the Acadiana region of south-central Louisiana. We serve our customers through six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. Our team is focused on fueling business and improving lives across our region. By working together, we can grow our economy and provide our children with the opportunity to raise their families in Acadiana.

Forward-looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and St. Landry Homestead Federal Savings Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)		(Unaudited)
(Dollars in thousands)	3/31/2022	12/31/2021	3/31/2021(1)
ASSETS
Non-interest-bearing cash	$511	$4,933	$5,790
Interest-bearing cash and due from banks	39,585	35,951	31,281
Total cash and cash equivalents	40,096	40,884	37,071
Investment securities:
Securities available-for-sale, at fair value	84,649	88,339	26,493
Securities held-to-maturity	13,492	13,498	17,517
Loans receivable, net of unearned income	132,003	131,842	145,638
Allowance for loan losses	(2,173)	(2,276)	(2,962)
Loans receivable, net	129,830	129,566	142,676
Accrued interest receivable	536	579	532
Foreclosed assets	320	340	535
Premises and equipment, net	6,475	6,577	5,452
Stock in correspondent banks, at cost	1,794	1,793	1,791
Bank-owned life insurance	8,824	3,303	3,235
Other assets	1,256	470	1,187
TOTAL ASSETS	$287,272	$285,349	$236,489

LIABILITIES
Deposits:
Non-interest-bearing	$33,056	$30,299	$30,024
Interest-bearing	150,028	146,496	146,392
Total deposits	183,084	176,795	176,416
Federal Home Loan Bank advances	9,063	9,018	8,883
Other liabilities	663	1,190	833
TOTAL LIABILITIES	192,810	187,003	186,132

SHAREHOLDERS' EQUITY
Common stock	53	53	-
Additional paid-in capital	50,821	50,802	-
Unallocated common stock held by Employee Stock Ownership Plan	(4,126)	(4,179)	-
Retained earnings	52,222	52,353	50,577
Accumulated other comprehensive income (loss)	(4,508)	(683)	(220)
TOTAL SHAREHOLDERS' EQUITY	94,462	98,346	50,357
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$287,272	$285,349	$236,489

(1)	Data at March 31, 2021 is Bank-only.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2022	12/31/2021	3/31/2021(1)
INTEREST INCOME
Loans receivable, including fees	$1,563	$1,621		$1,808
Investment securities	329	240		121
Other	19	23		14
Total interest income	1,911	1,884		1,943
INTEREST EXPENSE
Deposits	92	109		155
Advances from Federal Home Loan Bank	68	68		68
Total interest expense	160	177		223
Net interest income	1,751	1,707		1,720
Provision for (reversal of) loan losses	(71)	(374)		-
Net interest income after provision for (reversal of) loan losses	1,822	2,081		1,720
NON-INTEREST INCOME
Service charges on deposit accounts	168	193		123
Gain on sale of fixed assets	-	-		25
Bank-owned life insurance	21	23		22
Other	8	8		17
Total non-interest income	197	224		187
NON-INTEREST EXPENSE
Salaries and employee benefits	1,261	1,300		1,067
Occupancy and equipment	210	220		182
Data processing and communication	208	221		174
Professional fees	140	133		73
Directors’ fees	55	68		71
ATM and debit card	49	64		43
Foreclosed assets, net	(17)	1		(7)
Advertising and marketing	42	8		9
Franchise and shares tax	58	-		-
Other	182	185		114
Total non-interest expense	2,188	2,200		1,726
Income (loss) before income tax expense	(169)	105		181
Income tax expense (benefit)	(38)	22		30
NET INCOME (LOSS)	$(131)	$83		$151

Earnings (loss) per share - basic	$(0.03)	$0.02	$	N/A

(1)	Data for the period ended March 31, 2021 is Bank-only.

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended
(Dollars in thousands)	3/31/2022	12/31/2021	3/31/2021(1)
EARNINGS DATA
Total interest income	$1,911	$1,884	$1,943
Total interest expense	160	177	223
Net interest income	1,751	1,707	1,720
Provision for (reversal of) loan losses	(71)	(374)	-
Total non-interest income	197	224	187
Total non-interest expense	2,188	2,200	1,726
Income tax expense (benefit)	(38)	22	30
Net income (loss)	$(131)	$83	$151

AVERAGE BALANCE SHEET DATA
Total assets	$286,646	$288,852	$229,674
Total interest-earning assets	271,708	274,351	215,635
Total loans	130,755	137,190	149,183
Total interest-bearing deposits	147,824	146,620	142,526
Total interest-bearing liabilities	156,858	155,609	151,380
Total deposits	179,615	185,660	169,339
Total equity	97,165	92,942	50,704

SELECTED RATIOS
Return on average assets	(0.19)%	0.11%	0.27%
Return on average equity	(0.55)	0.35	1.21
Efficiency ratio	112.32	113.93	90.51
Average equity to average assets	33.90	32.18	22.08
Common equity Tier 1 capital ratio(2)	57.98	63.51	41.09
Tier 1 leverage capital ratio(2)	28.39	27.38	22.01
Total risk-based capital ratio(2)	59.23	64.77	42.36
Net interest margin(TE)	2.61	2.48	3.24

ALLOWANCE FOR LOANS LOSSES
Beginning balance	$2,276	$2,646	$3,022
Provision for (reversal of) loan losses	(71)	(374)	-
Charge-offs	(63)	-	(89)
Recoveries	31	4	29
Net (charge-offs) recoveries	(32)	4	(60)
Ending balance	$2,173	$2,276	$2,962

CREDIT QUALITY
Non-accruing loans	$1,269	$890	$954
Accruing loans 90 days or more past due	-	1	261
Total non-performing loans	1,269	891	1,215
Foreclosed assets	320	340	535
Total non-performing assets	$1,589	$1,231	$1,750

Total non-performing loans to total loans	0.96%	0.68%	0.83%
Total non-performing assets to total assets	0.55	0.43	0.74

(1)	Data at and for the period ended March 31, 2021 is Bank-only.
(2)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.